FIRST AMENDMENT TO

ETF DISTRIBUTION AGREEMENT

This first amendment ("Amendment") to the ETF Distribution Agreement (the "Agreement") dated as of June 1, 2022, by and between Touchstone ETF Trust and Foreside Fund Services, LLC (together, the "Parties") is effective as of March 22, 2023.

WHEREAS, the Parties desire to amend Exhibit A of the Agreement to reflect an updated Fund list; and,

WHEREAS, Section 8(b) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

3.Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

TOUCHSTONE ETF TRUST		FORESIDE FUND SERVICES, LLC
By:	/s/ Terrie A. Wiedenheft	By:	/s/Teresa Cowan
Name:	Terrie A. Wiedenheft	Name: Teresa Cowan
Title:	Controller and Treasurer	Title:	President
Date:	3/30/2023	Date:	3/30/2023

EXHIBIT A

Touchstone Climate Transition ETF

Touchstone Dividend Select ETF

Touchstone Strategic Income Opportunities ETF

Touchstone Ultra Short Income ETF

Touchstone US Large Cap Focused ETF